Exhibit 10.36

June 16, 2004

John T. Redmond

President and CEO

MGM Grand Resorts

3600 Las Vegas Boulevard South

Las Vegas, NV 80109

Re:	Final Project Costs of Borgata Hotel Casino and Spa

Dear John:

This letter agreement (“Letter Agreement”) represents the agreement by all of the undersigned parties as to the final aggregate Project Costs of the Facility, constructed in accordance with the terms of that certain Operating Agreement (the “Operating Agreement”) of Marina District Development Holding Co., LLC, a New Jersey limited liability company (“Holding Co.”) as adopted and amended by that certain Contribution and Adoption Agreement, effective December 13, 2000, by and among Holding Co., MAC, CORP., a New Jersey corporation (“MR Sub”) and Boyd Atlantic City, Inc., a New Jersey corporation (“Boyd Sub”). MR Sub and Boyd Sub are the Members of Holding Co. Unless otherwise defined herein, all capitalized terms in this Letter Agreement shall have the same meaning ascribed to such terms in the Operating Agreement.

The parties hereby agree as follows:

A. The Facility opened to the general public on July 3, 2003; and as a result, the Construction Period (as defined in Section 4.1 of the Operating Agreement) is deemed to have expired on July 2, 2003.

B. MR Sub and Boyd Sub agree and acknowledge that the final aggregate Project Costs (“Final Project Costs”) are equal to One Billion One Hundred Five Million Eight Hundred Forty One Thousand One Hundred Nine Dollars ($1,105,841,109); provided, however, that such Final Project Costs shall be adjusted as follows:

1. Final Project Costs shall be increased by, and Boyd Sub shall promptly pay as an additional capital contribution, the amount, if any, of any costs incurred to settle or otherwise dismiss that certain litigation between MDDC and Davis-Giovinazzi; and

2. Final Project Costs shall be decreased by, and MDDC shall promptly pay to Boyd Sub as a reduction of its paid in capital, the amount, if any, of any refund received by MDDC for water connection fees.

John T. Redmond

MGM Grand Resorts

June 16, 2004

C. The parties also agree and acknowledge that the aggregate approved Project Costs to be shared equally by Boyd Sub and MR Sub (the “Shared Project Costs”) are as follows:

Initial anticipated Project Costs:	$1,035,000,000
plus
Approved increases in scope, pursuant to Section 3.3(b) of the Operating Agreement, and certain incremental bonuses (collectively, “Approved Scope Increases”):	39,100,000
plus
Jobs and Business Opportunity Program (“Jobs Program”):	1,526,313

Total Shared Project Costs:	$1,075,626,313

Accordingly, the amount by which the Final Project Costs exceeded the Shared Project Costs (the “Excess Project Costs”) is as follows:

Final Project Costs:	$1,105,841,109
less
Shared Project Costs:	1,075,626,313

Excess Project Costs:	$30,214,796

D. Based on the foregoing and in accordance with Section 3.3(b) of the Operating Agreement, Boyd Sub shall make an additional capital contribution in the amount of Thirty Million Two Hundred Fourteen Thousand Seven Hundred Ninety Six Dollars ($30,214,796), representing the Excess Project Costs. Boyd Sub agrees that such contribution shall be made to MDDC within two (2) business days after the acceptance date of this Letter Agreement.

E. In addition to the capital contribution by Boyd Sub pursuant to paragraph D above, the parties agree that Boyd Sub shall make a further capital contribution in the amount of Five Hundred Ninety Two Thousand Six Hundred Ninety Seven Dollars ($592,697) to compensate MDDC for the approximate carrying costs of the Excess Project Costs.

F. The cost of the Approved Scope Increases and the Jobs Program totaled Forty Million Six Hundred Twenty Six Thousand Three Hundred Thirteen Dollars ($40,626,313). The parties acknowledge that these costs were agreed to be funded by equal additional capital contributions from the Members; and as a result thereof, each Member’s required additional capital contribution would be Twenty Million Three Hundred Thirteen Thousand One Hundred Fifty Seven Dollars ($20,313,157). The parties further acknowledge that, as of the date hereof, each Member’s actual additional capital contribution relating to the Approved Scope Increases and the Jobs Program has been Sixteen Million Three Hundred Fifty Thousand Dollars ($16,350,000). Thus, each Member has an outstanding balance of Three Million Nine Hundred Sixty Three Thousand One Hundred Fifty Seven Dollars ($3,963,157) in additional capital contributions owing to MDDC. Notwithstanding the foregoing, the parties agree that the Members shall not fund such outstanding capital contribution balances relating to the cost of the Approved Scope

John T. Redmond

MGM Grand Resorts

June 16, 2004

Increases and the Jobs Program, but rather shall have such costs paid directly from funds otherwise available to MDDC.

G. With the payment of the capital contributions from Boyd Sub as set forth in this Letter Agreement, the parties agree and acknowledge that, subject to the potential adjustments set forth in Paragraph B above, (i) no further capital contributions shall be owing or required from either of the Members relating to the development and construction of the Facility; and (ii) Boyd Sub’s capital contributions in accordance with this Letter Agreement will represent the full and complete satisfaction of Boyd Sub’s additional capital contribution obligations relating to the development and construction of the Facility under the Operating Agreement.

Please indicate your agreement to the terms of this Letter Agreement by countersigning below, where indicated.

Very truly yours, BOYD GAMING CORPORATION, a Nevada corporation

By:	/S/ ELLIS LANDAU
Its:	Executive Vice President and Chief Financial Officer

BOYD ATLANTIC CITY, INC., a New Jersey corporation

By:	/S/ ELLIS LANDAU
Its:	Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO this 21st day of June, 2004:

MAC, CORP., a New Jersey corporation

By:	/S/ BRYAN L. WRIGHT
Its:	Asst. Secretary

MIRAGE RESORTS, INCORPORATED, a Nevada corporation

By:	/S/ BRYAN L. WRIGHT
Its:	Asst. Secretary